Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Delcath Systems Inc. and Subsidiaries on Form S-8, of our report dated March 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Delcath Systems, Inc. and Subsidiaries as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Delcath Systems, Inc. and Subsidiaries for the year ended December 31, 2021.

/s/ Marcum LLP
Marcum LLP

New York, NY

May 25, 2022